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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


                                            Jurisdiction of          Ownership
           Name                              Incorporation          Percentage
------------------------------------        ---------------         ----------
Empak (Entegris) Malaysia SDN BHD             Malaysia                 100%
Empak Korea Yohan Hoesa                       Korea                    100%
Empak Hanbal Korea                            Korea                    100%
Entegris Europe, GmbH                         Germany                  100%
Nippon Fluoroware, K.K.                       Japan                     51%
Entegris Custom Products, Inc.                Minnesota                100%
Fluoroware Jamaica, FSC                       Jamaica                  100%
Empak Barbados, FSC                           Barbados                 100%
Fluoroware South East Asia, Ltd Pte           Singapore                100%
Fluoroware Valqua Japan, K.K.                 Japan                     51%
Entegris Upland, Inc.                         California               100%
OregonLabs, LLC                               Minnesota                 94%
Entegris Techno K.K.                          Japan                     70%
NT International, Inc.                        Minnesota                100%
Entegris Netherlands, Inc.                    Minnesota                100%
Entegris Taiwan, Inc.                         Minnesota                100%
Atcor Corporation                             California               100%
Atcor Corporation Singapore Pte. Ltd.         Singapore                100% (1)
Atcor JCS Pte. Ltd.                           Singapore                 70% (1)
Xiangfan Huaguang Atcor Technology LLC        China                     45% (1)

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(1)   Owned by Atcor Corporation